Exhibit 99.1

For further information contact:

John W. Bordelon, President and Chief Executive Officer

(337) 237-1960

Release Date:	October 26, 2010
For Immediate Release

HOME BANCORP ANNOUNCES 2010 THIRD QUARTER RESULTS

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the “Bank”), announced net income of $911,000 for the third quarter of 2010, a decrease of $556,000, or 38%, compared to the second quarter of 2010 and a decrease of $586,000, or 39%, compared to the third quarter of 2009. The third quarter of 2010 was negatively impacted by an $870,000 charge for the other-than-temporary impairment (“OTTI”) of investment securities. Excluding the impact of the OTTI charge, net income for the third quarter of 2010 was $1.5 million, an increase of $19,000, or 1%, compared to the second quarter of 2010 and a decrease of $12,000, or 1%, compared to the third quarter of 2009. Diluted earnings per share were $0.12 for the third quarter of 2010, a decrease of 37% compared to the second quarter of 2010 and the third quarter of 2009. Excluding the impact of the OTTI charge, diluted earnings per share were $0.20 for the third quarter of 2010, an increase of 5% compared to the second quarter of 2010 and the third quarter of 2009.

“We expect many changes in our industry over the next 12 to 24 months,” stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. “Our team is focused on positioning our company to grow amidst the many regulatory and economic challenges facing our industry.”

“Our loan quality remains strong and core deposit growth continues to be outstanding,” added Mr. Bordelon. “Although our reported earnings are down this quarter due to an OTTI charge, our core earnings have been enhanced in 2010 with the acquisition of our Northshore franchise and growth in our Acadiana and Baton Rouge markets.”

Loans and Credit Quality

The Company’s market areas, which are located in southern Louisiana, have been affected by the Deepwater Horizon oil spill in the Gulf of Mexico and the recently lifted deep-water drilling moratorium. The Company’s direct exposure to borrowers with significant operations linked to deep-water drilling in the Gulf amounted to $5.6 million in outstanding loan balances as of September 30, 2010, or 1% of total loans at such date. The Company has remained in contact with each of the impacted borrowers. All such loans are performing in accordance with their terms and, based on our discussions with the borrowers and internal reviews, the Company does not believe it will suffer losses on these loans.

As previously reported, Home Bank entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (“FDIC”) on March 12, 2010 to purchase certain assets and to assume deposits and certain other liabilities of Statewide Bank, a full service community bank formerly headquartered in Covington, Louisiana. As a result of the transaction, the Company acquired loans with contractual balances totaling $157.0 million. After fair value adjustments, the book value of the loans acquired totaled $110.4 million. Home Bank entered into loss sharing agreements with the FDIC which cover the acquired loan portfolio (“Covered Loans”) and other repossessed assets (collectively referred to as “Covered Assets”). Under the terms of the loss sharing agreements, the FDIC will absorb 80% of the first $41 million of losses incurred on Covered Assets and 95% of losses on Covered Assets exceeding $41 million. The Company distinguishes between Covered Loans and loans not covered by the loss sharing agreements (“Noncovered Loans”) due to the differing risk exposure relating to the loans.

Total loans were $446.2 million at September 30, 2010, a decrease of $8.9 million, or 2%, from June 30, 2010, and an increase of $106.0 million, or 31%, from September 30, 2009. During the third quarter of 2010, Noncovered Loans decreased $298,000, while Covered Loans decreased $8.6 million. Growth in Noncovered construction and land (up $5.0 million during the third quarter) and commercial and industrial (up $1.8 million) loans was offset by a decrease in the Noncovered 1-4 family first mortgage loans (down $8.7 million). The third quarter decrease in Covered Loans related primarily to 1-4 family first mortgage (down $4.0 million) and construction and land (down $2.9 million) loans due primarily to loan repayments and foreclosures.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

	September 30, 2010
(dollars in thousands)	Covered Loans	Noncovered Loans	Total Loans	December 31, 2009	Increase/(Decrease)
Real estate loans:
One- to four-family first mortgage	$20,734	$112,000	$132,734	$120,044	$12,690	11%
Home equity loans and lines	7,082	25,149	32,231	24,678	7,553	31
Commercial real estate	36,767	109,637	146,404	97,513	48,891	50
Construction and land	15,299	47,212	62,511	35,364	27,147	77
Multi-family residential	1,233	4,210	5,443	4,089	1,354	33

Total real estate loans	81,115	298,208	379,323	281,688	97,635	35

Other loans:
Commercial	7,275	36,683	43,958	38,340	5,618	15
Consumer	2,957	19,992	22,949	16,619	6,330	38

Total other loans	10,232	56,675	66,907	54,959	11,948	22

Total loans	$91,347	$354,883	$446,230	$336,647	$109,583	33

Nonperforming assets, excluding Covered Assets, were $1.4 million at September 30, 2010, a decrease of $723,000, or 34%, from June 30, 2010, and a decrease of $1.3 million, or 49%, from September 30, 2009. The decrease in the third quarter of 2010 was due to the sale of other real estate owned and a loan relationship which was brought current by the borrower and was returned to performing status. The ratio of nonperforming assets to total assets (excluding Covered Assets) was 0.23% at September 30, 2010, compared to 0.35% at June 30, 2010 and 0.51% at September 30, 2009. Total nonperforming assets, including Covered Assets, were $24.0 million at September 30, 2010 and June 30, 2010. The ratio of total nonperforming assets to total assets (including Covered Assets) was 3.42% at September 30, 2010, compared to 3.38% at June 30, 2010.

The Company recorded net loan charge-offs of $48,000 during the third quarter of 2010, compared to $76,000 in the second quarter of 2010 and $37,000 in the third quarter of 2009. The Company’s loan loss provision for the third quarter of 2010 was $168,000, compared to $200,000 for the second quarter of 2010 and $287,000 for the third quarter of 2009.

At September 30, 2010, the Company’s allowance for loan losses to Noncovered Loans ratio was 1.11%, compared to 1.07% and 0.96% at June 30, 2010 and September 30, 2009, respectively. The allowance for loan losses to total loans ratio was 0.88% at September 30, 2010, compared to 0.84% and 0.96% at June 30, 2010 and September 30, 2009, respectively.

Investment Securities Portfolio

The Company’s investment securities portfolio totaled $132.4 million at September 30, 2010, a decrease of $3.9 million, or 3%, from June 30, 2010, and an increase of $16.0 million, or 14%, from September 30, 2009. The increase in investment securities from September 30, 2009 resulted primarily from the addition of $24.8 million of U.S. agency mortgage-backed securities acquired from Statewide Bank. At September 30, 2010, the Company had a net unrealized gain position on its investment securities portfolio of $1.1 million, compared to a net unrealized gain of $786,000 at June 30, 2010 and a net unrealized loss of $2.7 million at September 30, 2009. Due to increasing delinquencies and defaults in the mortgage loans underlying certain non-agency mortgage-backed securities, the Company recorded an OTTI charge of $870,000 during the third quarter of 2010.

The amortized cost of the Company’s non-agency mortgage-backed securities portfolio has decreased $8.4 million, or 21%, during 2010 primarily due to paydowns. The following table summarizes the Company’s non-agency mortgage-backed securities portfolio as of September 30, 2010 (in thousands).

Collateral	Tranche	S&P Rating	Amortized Cost	Unrealized Gain/(Loss)
Prime	Super Senior	AAA	$7,918	$530
Prime	Senior	AAA (1)	15,610	(423)
Prime	Senior	Below investment grade	2,636	(394)
Prime	Senior support	Below investment grade	1,486	(578)
Alt-A	Super senior	Below investment grade	1,557	(241)
Alt-A	Senior	AAA	619	28
Alt-A	Senior	Below investment grade (2)	1,516	(61)

Total non-agency mortgage-backed securities			$31,342	$(1,139)

(1)	Includes one security with an amortized cost of $1.6 million and an unrealized gain of $10,000 not rated by S&P. This security is rated “Aaa” by Moody’s.
(2)	This security is not rated by S&P. This security is rated “Caa2” by Moody’s.

The Company holds no Federal National Mortgage Association (Fannie Mae) or Federal Home Loan Mortgage Corporation (Freddie Mac) preferred stock, equity securities, corporate bonds, trust preferred securities, hedge fund investments, collateralized debt obligations or structured investment vehicles.

Deposits

The Company’s strong growth in core deposits (i.e., checking, savings and money market) continued during the third quarter of 2010, increasing $21.1 million during the quarter. Excluding the core deposits acquired from Statewide Bank, core deposits have increased $45.0 million in 2010 (a 28% annualized growth rate). Total deposits, which includes certificates of deposit, were $546.7 million at September 30, 2010, an increase of $10.2 million, or 2%, from June 30, 2010, and an increase of $170.0 million, or 45%, from September 30, 2009. The Statewide Bank acquisition added $206.9 million in deposits during the first quarter of 2010, including $46.2 million of higher-cost, out-of-state brokered deposits which the Company elected to re-price. Consistent with management’s expectations, the vast majority of out-of-state depositors elected to withdraw their deposits.

The following table sets forth the composition of the Company’s deposits at the dates indicated.

	September 30, 2010	December 31, 2009	Increase / (Decrease)
(dollars in thousands)			Amount	Percent
Demand deposit	$96,734	$66,956	$29,778	45%
Savings	27,765	21,009	6,756	32
Money market	119,932	80,810	39,122	48
NOW	64,313	48,384	15,929	33
Certificates of deposit	237,914	154,434	83,480	54

Total deposits	$546,658	$371,593	$175,065	47

Net Interest Income

Net interest income for the third quarter of 2010 totaled $7.3 million, a decrease of $235,000, or 3%, compared to the second quarter of 2010, and an increase of $1.2 million, or 20%, compared to the third quarter of 2009. The Company’s net interest margin was 4.75% for the third quarter of 2010, 15 basis points lower than the second quarter of 2010 and eight basis points lower than the third quarter of 2009. The decreases in net interest margin were primarily due to lower average yields on interest-earning assets as a result of the current low rate environment.

The following table sets forth the Company’s average balance and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended
	September 30, 2010		June 30, 2010		September 30, 2009
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Earning-assets:
Loans receivable	$456,262	6.58%	$455,574	6.73%	$343,618	6.50%
Investment securities	133,074	3.69	137,175	3.97	118,990	5.79
Other interest-earning assets	18,813	0.67	20,362	0.69	36,861	3.21

Total earning-assets	$608,149	5.76	$613,111	5.91	$499,469	6.09

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$204,939	0.72	$193,271	0.73	$146,643	0.74
Certificates of deposit	243,240	1.68	255,856	1.62	161,017	2.71

Total interest-bearing deposits	448,179	1.24	449,127	1.24	307,660	1.77
FHLB Advances	22,570	2.48	27,436	2.27	20,809	3.59

Total interest-bearing liabilities	$470,749	1.30	$476,563	1.29	$328,469	1.88

Net interest spread		4.46%		4.62%		4.21%
Net interest margin		4.75		4.90		4.83

Noninterest Income

Noninterest income for the third quarter of 2010 totaled $613,000, a decrease of $722,000, or 54%, compared to the second quarter of 2010 and a decrease of $337,000, or 35%, compared to the third quarter of 2009. Excluding the impact of the OTTI charge incurred in the third quarter of 2010, noninterest income for the third quarter of 2010 was $1.5 million, an increase of $148,000, or 11%, compared to the second quarter of 2010 and $534,000, or 56%, compared to the third quarter of 2009.

The increase in pre-OTTI noninterest income in the third quarter of 2010 compared to the second quarter of 2010 was primarily the result of increased gains on the sale of mortgage loans and higher levels of service fees and charges. These increases were partially offset by a decrease in bank card fees and an OTTI charge of $141,000 incurred in the second quarter of 2010.

The increase in pre-OTTI noninterest income in the third quarter of 2010 compared to the third quarter of 2009 was primarily the result of increased gains on the sale of mortgage loans, higher levels of service fees and charges and bank card fees, and discount accretion related to the FDIC loss sharing receivable. The increase in gains on the sale of mortgage loans was the result of increased loan originations and refinancing due to the current low interest rate environment. The increase in service fees and charges and bank card fees was primarily the result of the addition of accounts through the Statewide Bank acquisition.

Noninterest Expense

Noninterest expense for the third quarter of 2010 totaled $6.4 million, a decrease of $78,000, or 1%, compared to the second quarter of 2010 and an increase of $1.7 million, or 36%, compared to the third quarter of 2009.

The decrease in noninterest expense in the third quarter of 2010 compared to the second quarter of 2010 was primarily attributable to decreases in compensation and benefits and occupancy expenses resulting from efficiencies gained from the conversion of the former Statewide Bank loan and deposit accounts into Home Bank’s operating system during the third quarter of 2010.

The increase in noninterest expense in the third quarter of 2010 compared to the third quarter of 2009 was driven by higher compensation and benefits, occupancy and data processing and communications expenses related to the Statewide Bank acquisition and the addition of our Baton Rouge headquarters location in March 2010. The Company began 2010 with 11 full-service banking offices. The acquisition of six Statewide Bank locations and the opening of our Baton Rouge headquarters has increased our total number of full-service banking offices to 18. Additionally, other expenses increased due to the amortization of the core deposit intangible resulting from the Statewide Bank acquisition, which amounted to $64,000 and $143,000 during the quarter and nine months ended September 30, 2010, respectively.

Non-GAAP Reconciliation

(dollars in thousands)	Third Quarter 2010	First Nine Months of 2010
Reported noninterest income	$613	$2,946
Add: OTTI charge	870	1,011

Non-GAAP noninterest income	$1,483	$3,957

Reported net income	$911	$3,223
Add: OTTI charge (after tax)	574	667

Non-GAAP net income	$1,485	$3,890

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company’s management uses this non-GAAP financial information in its analysis of the Company’s performance. In this news release, information is included which excludes the impact of other-than-temporary impairment charges. Management believes the presentation of this non-GAAP financial information provides useful information that is essential to a proper understanding of the Company’s core operating results. This non-GAAP financial information should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business, risks of competition, risks of our decisions regarding the fair value of assets acquired and risks regarding our ability to obtain reimbursement under the loss sharing agreements on Covered Assets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2010	September 30, 2009	% Change	June 30, 2010	December 31, 2009
Assets
Cash and cash equivalents	$23,771,777	$37,352,620	(36)%	$21,976,535	$25,709,597
Interest-bearing deposits in banks	6,387,000	3,150,000	103	7,112,000	3,529,000
Cash invested at other ATM locations	—	8,802,596	—	—	—
Investment securities available for sale, at fair value	111,607,433	105,049,877	6	115,131,224	106,752,131
Investment securities held to maturity	20,793,424	11,372,044	83	21,218,038	13,098,847
Mortgage loans held for sale	6,400,335	2,060,453	211	2,662,100	719,350
Loans covered by loss sharing agreements	91,346,684	—	—	99,984,239	—
Noncovered loans, net of unearned income	354,883,203	340,222,334	4	355,180,759	336,647,292

Total loans	446,229,887	340,222,334	31	455,164,998	336,647,292
Allowance for loan losses	(3,923,826)	(3,271,926)	20	(3,804,560)	(3,351,688)

Total loans, net of allowance for loan losses	442,306,061	336,950,408	31	451,360,438	333,295,604

FDIC loss sharing receivable	32,262,081	—	—	34,673,627	—
Office properties and equipment, net	23,621,092	15,309,879	54	23,452,816	16,186,690
Cash surrender value of bank-owned life insurance	16,034,149	5,461,662	194	15,872,609	15,262,645
Accrued interest receivable and other assets	15,297,599	7,900,029	94	15,858,555	10,081,885

Total Assets	$698,480,951	$533,409,568	31	$709,317,942	$524,635,749

Liabilities
Deposits	$546,657,570	$376,635,513	45%	$536,485,853	$371,592,747
Federal Home Loan Bank advances	16,000,000	19,879,026	(20)	29,744,891	16,773,802
Accrued interest payable and other liabilities	3,744,475	4,302,342	(13)	10,349,392	3,519,896

Total Liabilities	566,402,045	400,816,881	41	576,580,136	391,886,445

Shareholders’ Equity
Common stock	$89,270	$89,270	—%	$89,270	$89,270
Additional paid-in capital	88,437,391	87,714,515	1	88,064,013	88,072,884
Treasury stock	(7,955,813)	—	—	(5,734,469)	(1,848,862)
Common stock acquired by benefit plans	(9,859,826)	(10,841,597)	9	(9,949,096)	(10,913,470)
Retained earnings	60,660,647	57,415,818	6	59,749,653	57,437,444
Accumulated other comprehensive income (loss)	707,237	(1,785,319)	140	518,435	(87,962)

Total Shareholders’ Equity	132,078,906	132,592,687	—	132,737,806	132,749,304

Total Liabilities and Shareholders’ Equity	$698,480,951	$533,409,568	31	$709,317,942	$524,635,749

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended September 30,		%	For The Nine Months Ended September 30,		%
	2010	2009	Change	2010	2009	Change
Interest Income
Loans, including fees	$7,549,667	$5,616,351	34%	$21,100,559	$16,734,665	26%
Investment securities	1,226,765	1,722,460	(29)	3,913,125	5,211,929	(25)
Other investments and deposits	32,899	296,759	(89)	94,226	960,011	(90)

Total interest income	8,809,331	7,635,570	15	25,107,910	22,906,605	10

Interest Expense
Deposits	1,403,060	1,371,889	2%	4,021,924	4,219,932	(5)%
Federal Home Loan Bank advances	139,521	186,168	(25)	453,571	639,343	(29)

Total interest expense	1,542,581	1,558,057	(1)	4,475,495	4,859,275	(8)

Net interest income	7,266,750	6,077,513	20	20,632,415	18,047,330	14
Provision for loan losses	167,580	287,061	(42)	717,362	709,210	1

Net interest income after provision for loan losses	7,099,170	5,790,452	23	19,915,053	17,338,120	15

Noninterest Income
Service fees and charges	541,538	471,925	15%	1,535,811	1,370,769	12%
Bank card fees	343,906	277,375	24	1,012,935	820,635	23
Gain on sale of loans, net	198,522	105,149	89	378,817	420,441	(10)
Income from bank-owned life insurance	161,540	66,082	144	473,206	192,845	145
Other-than-temporary impairment of securities	(870,254)	—	—	(1,010,771)	—	—
Gains on the sale of securities, net	—	—	—	39,131	—	—
Other income	237,932	29,159	716	516,689	110,280	369

Total noninterest income	613,184	949,690	(35)	2,945,818	2,914,970	1

Noninterest Expense
Compensation and benefits	3,824,287	2,849,756	34%	10,707,803	7,788,637	37%
Occupancy	615,972	325,581	89	1,652,035	971,983	70
Marketing and advertising	184,179	131,119	40	588,116	453,051	30
Data processing and communication	635,382	328,686	93	1,648,161	1,048,884	57
Professional fees	198,482	267,118	(26)	895,433	729,053	23
Franchise and shares tax	98,397	226,250	(57)	441,104	678,750	(35)
Regulatory fees	159,026	155,559	2	392,282	490,725	(20)
Other expenses	638,575	384,392	66	1,707,145	1,155,912	48

Total noninterest expense	6,354,300	4,668,461	36	18,032,079	13,316,995	35

Income before income tax expense	1,358,054	2,071,681	(34)	4,828,792	6,936,095	(30)
Income tax expense	447,061	574,244	(22)	1,605,589	2,278,120	(30)

Net income	$910,993	$1,497,437	(39)%	$3,223,203	$4,657,975	(31)%

Earnings per share - basic	$0.12	$0.19	(37)%	$0.42	$0.57	(26)%

Earnings per share - diluted	$0.12	$0.19	(37)	$0.42	$0.57	(26)

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended		% Change	For The Three Months Ended June 30, 2010	% Change
	September 30,
	2010	2009
(dollars in thousands except per share data)
EARNINGS DATA
Total interest income	$8,809	$7,636	15%	$9,042	(3)%
Total interest expense	1,542	1,558	(1)	1,539	—

Net interest income	7,267	6,078	20	7,503	(3)

Provision for loan losses	168	287	(41)	200	(16)
Total noninterest income	613	949	(35)	1,335	(54)
Total noninterest expense	6,354	4,669	36	6,432	(1)
Income tax expense	447	574	(22)	739	(40)

Net income	$911	$1,497	(39)	$1,467	(38)

AVERAGE BALANCE SHEET DATA
Total assets	$703,812	$529,462	33%	$702,783	—%
Total interest-earning assets	608,149	499,469	22	613,111	(1)
Loans	456,262	343,618	33	455,574	—
Interest-bearing deposits	448,179	307,660	46	449,127	—
Interest-bearing liabilities	470,749	328,469	43	476,563	(1)
Total deposits	544,228	373,430	46	538,380	1
Total shareholders’ equity	133,134	131,643	1	132,988	—

SELECTED RATIOS (1)
Return on average assets	0.52%	1.13%	(54)%	0.83%	(37)%
Return on average equity	2.74	4.55	(40)	4.41	(38)
Efficiency ratio (2)	80.64	66.43	21	72.78	11
Average equity to average assets	18.92	24.86	(24)	18.92	—
Tier 1 leverage capital ratio (3)	15.27	19.86	(23)	14.88	3
Total risk-based capital ratio (3)	23.10	30.38	(24)	22.29	4
Net interest margin	4.75	4.83	(2)	4.90	(3)

PER SHARE DATA
Basic earnings per share	$0.12	$0.19	(37)%	$0.19	(37)%
Diluted earnings per share	0.12	0.19	(37)	0.19	(37)
Book value at period end	15.89	14.85	7	15.65	2

PER SHARE DATA
Shares outstanding at period end	8,311,602	8,926,875	(7)%	8,480,531	(2)%
Weighted average shares outstanding
Basic	7,481,472	7,956,020	(6)%	7,620,257	(2)%
Diluted	7,531,100	7,987,961	(6)	7,678,378	(2)

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods and are annualized where appropriate.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Capital ratios are end of period ratios for the Bank only.

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY CREDIT QUALITY INFORMATION

			Total			Total	September 30, 2009 Total (2)
		September 30, 2010 Noncovered		Covered	June 30, 2010 Noncovered
	Covered
(dollars in thousands)
CREDIT QUALITY (1)
Nonaccrual loans	$19,851	$1,391	$21,242	$19,214	$1,668	$20,882	$2,716
Accruing loans past due 90 days and over	—	—	—	—	—	—	—

Total nonperforming loans	19,851	1,391	21,242	19,214	1,668	20,882	2,716
Other real estate owned	2,634	—	2,634	2,643	445	3,088	—

Total nonperforming assets	22,485	1,391	23,876	21,857	2,113	23,970	2,716
Performing troubled debt restructurings	—	729	729	—	743	743	—

Total nonperforming assets and troubled debt restructurings	$22,485	$2,120	$24,605	$21,857	$2,856	$24,713	$2,716

Nonperforming assets to total assets (3)	23.92%	0.23%	3.42%	21.30%	0.35%	3.38%	0.51%
Nonperforming loans to total assets (3)	21.12	0.23	3.04	18.72	0.27	2.94	0.51
Nonperforming loans to total loans (3)	21.73	0.39	4.76	19.22	0.47	4.59	0.80
Allowance for loan losses to nonperforming assets	—	282.18	17.04	—	180.04	16.51	120.50
Allowance for loan losses to nonperforming loans	—	282.18	18.47	—	228.16	18.22	120.50
Allowance for loan losses to total loans	—	1.11	0.88	—	1.07	0.84	0.96

Year-to-date loan charge-offs	$—	$193	$193	$—	$124	$124	$58
Year-to-date loan recoveries	—	48	48	—	27	27	15

Year-to-date net loan charge-offs	—	145	145	—	97	97	43

Annualized YTD net loan charge-offs to total loans	—%	0.05%	0.04%	—%	0.05%	0.04%	0.02%

(1)

Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets. It is our policy to cease accruing interest on all loans 90 days or more past due. Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.

(2)

The Bank entered into loss sharing agreements with the FDIC related to the acquisition of Statewide Bank during the first quarter of 2010. Thus, there were no loans covered under these agreements as of September 30, 2009.

(3)	The credit quality ratios are calculated with respect to the applicable assets and loan portfolios (i.e. Covered, Noncovered, and total).